Exhibit 99.1

EQT Midstream Partners Q1 2015 Results Ahead of Plan

Targeting 20% Annual Distribution Growth through 2017

PITTSBURGH--(BUSINESS WIRE)--April 23, 2015--EQT Midstream Partners, LP (NYSE: EQM), an EQT Corporation (EQT) company, today announced first quarter 2015 financial and operating results. Net income for the quarter totaled $95.3 million and adjusted EBITDA was $96.6 million. Distributable cash flow was $90.0 million for the quarter. Adjusted operating income was $105.5 million, or 58% higher than the same quarter last year. The non-GAAP financial measures are reconciled in the Non-GAAP Disclosures section of this news release.

Additional Highlights:

  Reported Q1 adjusted EBITDA and distributable cash flow that are ahead of plan
  Completed accretive acquisition of Northern West Virginia Marcellus Gathering System
  Increasing adjusted EBITDA guidance for 2015 to $430 – $445 million
  Increasing distributable cash flow guidance for 2015 to $375 - $390 million
  Targeting 20% annual distribution growth through 2017

In December 2013, EQT Midstream Partners, LP (Partnership) entered into a capital lease with EQT for the lease of its Allegheny Valley Connector facilities (AVC), which includes a 200-mile pipeline regulated by the Federal Energy Regulatory Commission (FERC). The Partnership operates the AVC and the related revenues and expenses are included in the Partnership’s financial statements; however, the monthly lease payment to EQT offsets the impact on the Partnership’s distributable cash flow. As a result, first quarter 2015 operating results are discussed on an adjusted basis, excluding the AVC. Payments due under the lease totaled $8.8 million for the first quarter. The revenues and expenses associated with the AVC are found in the reconciliation table in the Non-GAAP Disclosures section of this news release.

First quarter adjusted EBITDA was $96.6 million or $9.6 million above the high-end of the previously provided Q1 2015 adjusted EBITDA guidance of $82 - $87 million. The previously provided guidance did not include the impact of the recent Northern West Virginia Marcellus Gathering System (NWV Gathering) acquisition, which contributed $4.6 million to adjusted EBITDA in the first quarter. The remaining $5.0 million variance to the high-end of guidance was primarily driven by higher than expected volumes on the Jupiter gathering system.

First quarter adjusted operating revenues increased $44.6 million, or 45%, compared to the same quarter last year. The increase was primarily due to increased contracted firm transmission capacity and increased gathered volumes. Adjusted operating expenses were up $6.1 million versus the first quarter of 2014, consistent with the growth of the business.

Northern West Virginia Marcellus Gathering System Acquisition

The Partnership recently completed the acquisition of NWV Gathering, along with a preferred interest in an EQT subsidiary, from EQT for $1.05 billion, of which $997.5 million was paid in cash and $52.5 million was paid in common and general partner units. The system was designed and constructed to gather natural gas production in the wet gas and dry gas regions of the Marcellus play in northern West Virginia. The system includes approximately 70 miles of natural gas gathering pipeline and nine compressor units with 25,000 horsepower of compression. In addition, the system includes a 30-mile, high-pressure wet gas header pipeline that moves wet gas from the development areas to the MarkWest Mobley processing facility. EQT contracted for 10-years of firm capacity on the system.

The Partnership’s first quarter earnings report includes a full quarter of results for NWV Gathering, and prior period financial statements have been recast to reflect the acquisition. First quarter 2015 adjusted EBITDA excludes NWV Gathering results prior to March 17, 2015. The acquired assets are forecast to generate EBITDA of $75 million for the remainder of 2015, $125 million in 2016, and $150 million in 2017.

The Partnership financed the cash portion of the transaction with $696 million of net proceeds from a follow-on equity offering, and borrowings under its revolving credit facility.

Quarterly Distribution

The Partnership announced a quarterly cash distribution of $0.61 per unit for the first quarter of 2015. The distribution will be paid on May 15, 2015 to all unitholders of record at the close of business on May 5, 2015. The quarterly cash distribution is $0.12 per unit, or 24% higher, than the first quarter of 2014. The Partnership is targeting annual distribution growth of 20% through 2017.

Guidance

The Partnership forecasts second quarter 2015 adjusted EBITDA of $108 - $113 million and is increasing its full-year 2015 adjusted EBITDA forecast to $430 - $445 million; and distributable cash flow forecast to $375 - $390 million. The increase in the 2015 forecast is primarily related to first quarter results above plan and the impact of NWV Gathering. The financial and distribution guidance does not include financial impacts of potential acquisitions.

CAPITAL EXPENDITURES

Expansion

During the first quarter, the Partnership assumed EQT’s ownership interest in Mountain Valley Pipeline, LLC and reimbursed EQT approximately $54 million for capital contributions made by EQT to the joint venture as of March 30, 2015. In 2015, the Partnership expects total capital contributions to Mountain Valley Pipeline of approximately $105 - $115 million, which includes the Q1 2015 reimbursement.

In the first quarter, the Partnership continued to expand its gathering infrastructure with approximately $35 million in investments related to gathering pipeline and compression projects for EQT and third-parties. The Partnership forecasts total gathering related investments of approximately $205 million in 2015.

The Partnership invested approximately $13 million in the Ohio Valley Connector (OVC) project during the first quarter. The OVC is estimated to cost $300 million, of which approximately $120 - $130 million will be invested in 2015.

The Partnership also invested $7 million in transmission expansion projects - the majority of which was in the east side expansion project for Antero Resources that will ultimately provide 100 MMcf per day of capacity and be fully in-service by mid-year. The Partnership expects to invest approximately $50 million on transmission projects in 2015.

Expansion capital expenditures totaled $55 million in the first quarter. The Partnership forecasts 2015 total expansion capital expenditures and capital contributions to Mountain Valley Pipeline, LLC of approximately $475 - $505 million.

Ongoing Maintenance

Ongoing maintenance capital expenditures are cash expenditures made to maintain, over the long term, the Partnership’s operating capacity or operating income. Ongoing maintenance capital expenditures, net of expected reimbursements, totaled $1 million in the first quarter 2015, which was lower than expected due to weather impacts on the ability to perform maintenance activity. The Partnership forecasts full-year 2015 ongoing maintenance capital expenditures of $25 - $30 million.

Project Update

Mountain Valley Pipeline

During the first quarter, Mountain Valley Pipeline, LLC, a joint venture between the Partnership and a subsidiary of NextEra Energy, Inc., announced that subsidiaries of WGL Holdings, Inc. (WGL) and Vega Energy Partners, Ltd. (Vega), have acquired ownership interests in the joint venture.

The ownership breakdown is:

  55% - EQT Midstream Partners
  35% - NextEra Energy
  7% - WGL
  3% - Vega

In addition to their ownership stake, WGL will be a shipper on the proposed pipeline and has committed to buying 500 MMcf per day of natural gas priced at Transco Station 165 in Pittsylvania County, Virginia – a highly marketable trading area along the east coast. Mountain Valley Pipeline has secured a total of 2 Bcf per day of firm capacity commitments at 20-year terms. The proposed 300-mile pipeline is currently specified at 42” diameter, with an approximate project cost of $3-$3.5 billion.

Mountain Valley Pipeline is well into the pre-filing process with the FERC and expects to submit the certificate of application to the FERC in the fourth quarter 2015. Subject to regulatory approval, the pipeline is expected to be in-service during the fourth quarter of 2018.

NON-GAAP DISCLOSURES

Adjusted EBITDA and Distributable Cash Flow

As used in this news release, adjusted EBITDA means net income plus interest expense, depreciation and amortization expense, income tax expense (if applicable) and non-cash long-term compensation expense less non-cash adjustments (if applicable), other income, capital lease payments, Jupiter adjusted EBITDA prior to the Jupiter acquisition and NWV Gathering adjusted EBITDA prior to the NWV Gathering acquisition. As used in this news release, distributable cash flow means adjusted EBITDA less interest expense, excluding capital lease interest and ongoing maintenance capital expenditures, net of expected reimbursements. Distributable cash flow should not be viewed as indicative of the actual amount of cash that the Partnership has available for distributions from operating surplus or that the Partnership plans to distribute. Adjusted EBITDA and distributable cash flow are non-GAAP supplemental financial measures that management and external users of the Partnership’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, use to assess:

  the Partnership’s operating performance as compared to other publicly traded partnerships in the midstream energy industry without regard to historical cost basis or, in the case of adjusted EBITDA, financing methods;
  the ability of the Partnership’s assets to generate sufficient cash flow to make distributions to the Partnership’s unitholders;
  the Partnership’s ability to incur and service debt and fund capital expenditures; and
  the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

The Partnership believes that adjusted EBITDA and distributable cash flow provide useful information to investors in assessing the Partnership’s financial condition and results of operations. Adjusted EBITDA and distributable cash flow should not be considered as alternatives to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all, items that affect net income and net cash provided by operating activities. Additionally, because adjusted EBITDA and distributable cash flow may be defined differently by other companies in its industry, the Partnership’s definition of adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. The table below reconciles adjusted EBITDA and distributable cash flow with net income and net cash provided by operating activities as derived from the statements of consolidated operations and cash flows to be included in the Partnership’s quarterly report on Form 10-Q for the quarter ended March 31, 2015.

Reconciliation of Adjusted EBITDA and Distributable Cash Flow

Three Months Ended
March 31, 2015(1)
Operating revenues:	(in thousands)
Transmission and storage	$79,361
Gathering	75,450
Total operating revenues	154,811
Operating expenses:
Operating and maintenance	14,479
Selling, general and administrative	15,653
Depreciation and amortization	11,927
Total operating expenses	42,059
Operating income	112,752
Other income	714
Interest expense	11,457
Income tax expense	6,703
Net income	$95,306
Add:
Interest expense	11,457
Depreciation and amortization expense	11,927
Income tax expense	6,703
Non-cash long-term compensation expense	566
Less:
Other income	(714)
Capital lease payments for AVC	(8,844)
Adjusted EBITDA attributable to NWV Gathering prior to acquisition(2)	(19,841)
Adjusted EBITDA	$96,560
Less:
Interest expense, excluding capital lease interest	(5,532)
Ongoing maintenance capital expenditures, net of expected reimbursements	(1,047)
Distributable cash flow	$89,981
Distributions declared(3):
Limited Partner	$43,132
General Partner	9,090
Total	$52,222
Coverage ratio	1.72x

Three Months Ended
March 31, 2015(1)
(in thousands)
Net cash provided by operating activities	$114,659
Adjustments:
Interest expense	11,457
Current tax expense	3,705
Capital lease payments for AVC	(8,844)
Adjusted EBITDA attributable to NWV Gathering prior to acquisition(2)	(19,841)
Other, including changes in working capital	(4,576)
Adjusted EBITDA	$96,560
(1)	Q1 2015 has been recast to include the historical results of NWV Gathering.
(2)	Adjusted EBITDA attributable to NWV Gathering prior to acquisition was excluded from the Partnership’s adjusted EBITDA calculation as these amounts were generated by EQT prior to the Partnership’s acquisition; therefore, they were not amounts that could have been distributed to the Partnership’s unitholders. Adjusted EBITDA attributable to NWV Gathering for the three months ended March 31, 2015 is calculated as net income of $11.1 million plus depreciation and amortization expense of $2.0 million plus income tax expense of $6.7 million.
(3)	Reflects cash distribution of $0.61 per limited partner unit for the first quarter.

Adjusted Operating Revenues, Adjusted Operating Expenses, Adjusted Operating Income and Adjusted Income Before Income Taxes

Adjusted operating revenues, adjusted operating expenses, adjusted operating income and adjusted income before income taxes, all of which exclude the impact of the AVC, are non-GAAP supplemental financial measures that are presented because they are important measures used by management to evaluate the Partnership’s performance. The AVC did not have a net positive or negative impact on the Partnership’s distributable cash flow. Adjusted operating revenues, adjusted operating expenses, adjusted operating income and adjusted income before income taxes should not be considered as alternatives to operating revenues, operating expenses, operating income or income before income taxes, or any other measure of financial performance presented in accordance with GAAP. The table below reconciles adjusted operating revenues, adjusted operating expenses, adjusted operating income and adjusted income before income taxes with operating revenues, operating expenses, operating income and income before income taxes as derived from the statements of consolidated operations to be included in the Partnership’s quarterly report on Form 10-Q for the quarter ended March 31, 2015.

	Three Months Ended March 31, 2015(1)
			Adjusted
		Adjustment	Results
	Reported	to exclude	(excludes
(in thousands)	Results	AVC	AVC)
Operating Revenues:
Operating revenues – affiliate	$106,633	$—	$106,633
Operating revenues – third party	48,178	(11,252)	36,926
Total operating revenues	$154,811	$(11,252)	$143,559

Operating Expenses
Operating and maintenance	$14,479	$(1,090)	$13,389
Selling, general and administrative	15,653	(1,318)	14,335
Depreciation and amortization	11,927	(1,590)	10,337
Total operating expenses	42,059	(3,998)	38,061
Operating income	$112,752	$(7,254)	$105,498
Other income	714	—	714
Interest expense	11,457	(5,925)	5,532
Income before income taxes	$102,009	$(1,329)	$100,680

(1) Q1 2015 has been recast to include the historical results of NWV Gathering.

	Three Months Ended March 31, 2014(1)
			Adjusted
		Adjustment	Results
	Reported	to exclude	(excludes
(in thousands)	Results	AVC	AVC)
Operating Revenues:
Operating revenues – affiliate	$72,305	$(9)	$72,296
Operating revenues – third party	35,603	(8,984)	26,619
Total operating revenues	$107,908	$(8,993)	$98,915

Operating Expenses
Operating and maintenance	$12,739	$(1,138)	$11,601
Selling, general and administrative	12,555	(876)	11,679
Depreciation and amortization	9,997	(1,300)	8,697
Total operating expenses	35,291	(3,314)	31,977
Operating income	$72,617	$(5,679)	$66,938
Other income	269	—	269
Interest expense	5,655	(4,944)	711
Income before income taxes	$67,231	$(735)	$66,496

(1) Q1 2014 has been recast to include the historical results of Jupiter and NWV Gathering.

Q1 2015 Webcast Information

EQT Midstream Partners will host a live webcast with security analysts today at 11:30 a.m. ET. Topics include first quarter 2015 financial results, operating results, and other matters. The webcast is available at www.eqtmidstreampartners.com and a replay will be available for seven days following the call.

EQT Corporation (EQT), which is the Partnership's general partner and owner of a 32.2% equity interest in the Partnership, will also host a webcast with security analysts today at 10:30 a.m. ET. The Partnership's unitholders are encouraged to listen-in, as the discussion may include topics relevant to the Partnership, such as EQT's financial and operational results, potential asset dropdown transactions, and specific reference to the Partnership's first quarter 2015 results. The webcast can be accessed via www.eqt.com and will be available as a replay for seven days following the call.

About EQT Midstream Partners:

EQT Midstream Partners, LP is a growth-oriented limited partnership formed by EQT Corporation to own, operate, acquire, and develop midstream assets in the Appalachian Basin. The Partnership provides midstream services to EQT Corporation and third-party companies through its strategically located transmission, storage, and gathering systems that service the Marcellus and Utica regions. The Partnership owns 700 miles and operates an additional 200 miles of FERC-regulated interstate pipelines; and also owns more than 1,600 miles of high- and low-pressure gathering lines.

Visit EQT Midstream Partners, LP at www.eqtmidstreampartners.com

Cautionary Statements

The Partnership is unable to provide a reconciliation of its projected adjusted EBITDA and projected distributable cash flow to projected net income or projected net cash provided by operating activities, the most comparable financial measures calculated in accordance with generally accepted accounting principles (GAAP), because of uncertainties associated with projecting future net income and changes in assets and liabilities.

Disclosures in this news release contain certain forward-looking statements. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of the Partnership and its subsidiaries, including guidance regarding the Partnership’s transmission and storage and gathering revenue and volume growth; revenue projections; infrastructure programs (including the timing, cost, capacity and sources of funding with respect to transmission and gathering projects); the timing, cost, capacity and expected interconnects with facilities and pipelines of the Ohio Valley Connector and Mountain Valley Pipeline; natural gas production growth in the Partnership’s operating areas for EQT and third parties; asset acquisitions, including the Partnership’s ability to complete any asset purchases from EQT or third parties and anticipated synergies and accretion associated with any acquisition; internal rate of return (IRR); compound annual growth rate (CAGR), capital commitments, projected capital and operating expenditures, including the amount and timing of capital expenditures reimbursable by EQT, capital budget and sources of funds for capital expenditures; liquidity and financing requirements, including funding sources and availability; distribution rate and growth; projected adjusted EBITDA, and projected distributable cash flow, including the effect of the AVC lease on distributable cash flows; future AVC lease payments; the effects of government regulation, litigation, and tax position. These forward looking statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Partnership has based these forward-looking statements on current expectations and assumptions about future events. While the Partnership considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Partnership’s control. The risks and uncertainties that may affect the operations, performance and results of the Partnership’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors” of the Partnership’s Form 10-K for the year ended December 31, 2014 and as updated by any subsequent Form 10-Q’s. Any forward-looking statement speaks only as of the date on which such statement is made and the Partnership does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Information in this press release regarding EQT Corporation and its subsidiaries, other than the Partnership, is derived from publicly available information published by EQT.

This release serves as qualified notice to nominees under Treasury Regulation Sections 1.1446-4(b)(4) and (d). Please note that 100% of the Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not the Partnership, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

EQT Midstream Partners, LP
Statements of Consolidated Operations (unaudited)

	Three Months Ended
	March 31,
(Thousands, except per unit amounts)	2015(1)	2014(1)
Operating revenues(2)	$154,811	$107,908

Operating expenses:
Operating and maintenance	14,479	12,739
Selling, general and administrative	15,653	12,555
Depreciation and amortization	11,927	9,997
Total operating expenses	42,059	35,291
Operating income	112,752	72,617
Other income	714	269
Interest expense	11,457	5,655
Income before income taxes	102,009	67,231
Income tax expense	6,703	12,233
Net income	$95,306	$54,998

Calculation of limited partner interest in net income:
Net income	$95,306	$54,998
Less:
Pre-acquisition net income allocated to parent	(11,106)	(20,143)
General partner interest in net income	(9,729)	(1,723)
Limited partner interest in net income	$74,471	$33,132

Net income per limited partner unit - basic	$1.18	$0.69
Net income per limited partner unit - diluted	$1.18	$0.69

Weighted average limited partner units outstanding – basic	63,211	47,819
Weighted average limited partner units outstanding – diluted	63,379	47,938
(1)

Q1 2015 has been recast to include historical results of NWV Gathering, which was acquired on March 17, 2015. Q1 2014 has been recast to include historical results of NWV Gathering and Jupiter, which was acquired on May 7, 2014.

(2)	Operating revenues included affiliate revenues of $106.6 million and $72.3 million for Q1 2015 and Q1 2014, respectively.

EQT Midstream Partners, LP
Operating Revenues

	Three Months Ended
	March 31,
(Thousands)	2015(1)	2014(1)
Transmission and Storage
Firm reservation fee revenues	$68,183	$47,997
Volumetric based fee revenues:
Usage fees under firm contracts(2)	8,933	9,025
Usage fees under interruptible contracts	2,245	2,295
Total volumetric based fee revenues	11,178	11,320
Total transmission and storage operating revenues	$79,361	$59,317

Gathering
Firm reservation fee revenues	$54,258	$—
Volumetric based fee revenues:
Usage fees under firm contracts(2)	9,432	—
Usage fees under interruptible contracts	11,760	48,591
Total volumetric based fee revenues	21,192	48,591
Total gathering operating revenues	$75,450	$48,591
(1)

Q1 2015 has been recast to include historical results of NWV Gathering, which was acquired on March 17, 2015. Q1 2014 has been recast to include historical results of NWV Gathering and Jupiter, which was acquired on May 7, 2014.

(2)	Includes commodity charges and fees on volumes transported or gathered in excess of firm contracted capacity.

EQT Midstream Partners, LP
Operating Results

	Three Months Ended
	March 31,
	2015(1)	2014(1)
OPERATING DATA (in BBtu per day):
Transmission pipeline throughput (excluding AVC)
Firm capacity reservation	1,798	1,129
Volumetric based services(2)	161	212
Total transmission pipeline throughput (excluding AVC)	1,959	1,341

Contracted firm transmission reservation commitments (ex. AVC)	2,495	1,553

AVC transmission pipeline throughput	279	259

Gathered volumes
Firm reservation	1,046	-
Volumetric based services	441	954
Total gathered volumes	1,487	954

CAPITAL EXPENDITURES (in thousands):
Expansion capital expenditures	$55,494	$46,306
Maintenance capital expenditures:
Ongoing maintenance(3)	1,597	1,579
Funded regulatory compliance	640	565
Total maintenance capital expenditures	2,237	2,144
Total capital expenditures	$57,731	$48,450
(1)

Q1 2015 has been recast to include historical results of NWV Gathering, which was acquired on March 17, 2015. Q1 2014 has been recast to include historical results of NWV Gathering and Jupiter, which was acquired on May 7, 2014.

(2)	Includes volumes transported under interruptible contracts and volumes in excess of firm contracted capacity.
(3)	Approximately $0.2 million of the first quarter 2015 ongoing maintenance capital expenditures are expected to be reimbursed by EQT for the bare steel replacement program.

CONTACT:
EQT Midstream Partners, LP
Analyst inquiries please contact:
Nate Tetlow – Investor Relations Director, 412-553-5834
ntetlow@eqtmidstreampartners.com
or
Patrick Kane – Chief Investor Relations Officer, 412-553-7833
pkane@eqtmidstreampartners.com
or
Media inquiries please contact:
Natalie Cox – Corporate Director, Communications, 412-395-3941
ncox@eqtmidstreampartners.com